UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015
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The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)
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Ohio	001-11593	31-1414921
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

14111 Scottslawn Road, Marysville, Ohio	43041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 644-0011
Not applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Senior Secured Credit Agreement

The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) has begun negotiations with its lenders on an amendment and restatement of its current senior secured credit facility and expects the amended and restated senior secured credit agreement (the “new senior secured credit agreement”) to provide for committed credit of up to $1.9 billion (increased from $1.7 billion under the current senior secured credit facility) consisting of a five-year senior secured revolving credit facility of up to $1.6 billion (the “new revolving facility”) and a five-year senior secured term loan A facility of $300 million (the “new term loan facility”). Scotts Miracle-Gro further expects that the collateral package will be substantially the same under both the new senior secured credit agreement and the current senior secured credit facility and that the new senior secured credit agreement will include customary affirmative and negative covenants. Scotts Miracle-Gro anticipates entering into the new senior secured credit agreement during the first quarter of our 2016 fiscal year.

Scotts Miracle-Gro intends to use borrowings under the new revolving facility and the entire amount of the new term loan facility to pay all outstanding borrowings under the current senior secured credit facility.

We expect that J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will serve as joint lead arrangers and joint bookrunners for the new senior secured credit agreement and that JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, will act as administrative agent and lender.

The foregoing reflects only Scotts Miracle-Gro’s current expectations. Scotts Miracle-Gro’s entry into a definitive agreement as well as the material terms of any such definitive agreement will be subsequently disclosed as required by applicable rules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY

Dated: October 7, 2015	By: /s/ THOMAS RANDAL COLEMAN
Printed Name: Thomas Randal Coleman
Title: Executive Vice President and Chief Financial Officer

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